CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-228805 on Form N-14 of our reports dated February 23, 2018, relating to the financial statements and financial highlights of Great-West SecureFoundation® Lifetime 2015 Fund and Great-West SecureFoundation® Balanced Fund, two of the series of Great-West Funds, Inc. (the “Funds”), appearing in the corresponding Annual Reports on Forms N-CSR of the Funds for the year ended December 31, 2017, and to the references to us on the cover page of the Information Statement/Prospectus and under the headings “Service Providers” and “Financial Highlights” in the Information Statement/Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

January 14, 2019